Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

JAYHAWK ENERGY BRINGS IN EXPERIENCE IN THE ROLE OF PRESIDENT

POST FALLS, Idaho. – September 2nd, 2009 -JayHawk Energy, Inc. (OTCBB: JYHW) (“JayHawk” or the “Company”) CEO Lindsay Gorrill announced today that JayHawk has retained Marshall Diamond-Goldberg as its President. Mr. Diamond-Goldberg will report directly to Mr. Gorrill.

Since his election to JayHawk’s board of directors in August 2008 Mr. Diamond-Goldberg, has provided technical guidance to the Company. In the position of President, Diamond-Goldberg will oversee the development of JayHawk’s North Dakota oilproperty, where he has determined significant growth potential exists.

Mr. Diamond-Goldberg brings 27 years of oil and gas experience to the Company; the past 14 years of which have seen him grow and lead four different start-up companies to their ultimate sale and positive return for investors. He has a solid track record of exploration and development success with a strong background in risk management and economic analysis. As the Company begins its transition from shallow gas activity to growth in its high return oil portfolio, the addition of Mr. Diamond-Goldberg as President will underscore the Company’s desire to achieve growth and value for its shareholders.

About JayHawk Energy, Inc.

JayHawk Energy, Inc. is a managed risk, oil and gas exploration/exploitation, development and production company with activities focused on two major projects in the Williston Basin, North Dakota and the Cherokee Basin, Kansas. For more information please visit www.jayhawkenergy.com.

Investor Contact

Marshall Diamond-Goldberg, President
Cell #: 403-617-2071

Cautionary Note to U.S. Investors --The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.